Exhibit 10.1

July 11, 2014

Dr. Srinivas G. Rao, M.D., Ph.D.

[address]

Dear Dr. Rao,

I am very pleased to extend to you this offer to become Depomed’s Senior Vice President and Chief Medical Officer, reporting to me.

Your initial rate of pay as Senior Vice President and Chief Medical Officer will be $15,625 per pay period which equates to $375,000 per year.  Your salary will be reviewed periodically, consistent with the Company’s compensation policies.

In connection with your appointment as Senior Vice President and Chief Medical Officer, the Compensation Committee of the Board of Directors has approved, effective upon your first day of employment, the grant to you of an option to purchase 150,000 shares of the Company’s common stock (the “Option”) with an exercise price equal to the closing sale price of the common stock on the Nasdaq Global Market on your first day of employment (the “Closing Price”).  The Option vests 25% on the date that is 12 months following the date of grant and in equal monthly installments thereafter over the next 36 months, such that the Option will be fully vested and exercisable on the fourth anniversary of the grant date.  The Option will be subject to the terms and conditions set forth in the Company’s 2014 Omnibus Incentive Plan, the grant documentation and the Management Continuity Agreement to be entered into between you and the Company (the “Management Continuity Agreement”).

You will be entitled to receive a one-time sign-on bonus of $40,000 (the “Sign-On Bonus”) that will be payable in two equal installments of $20,000.  The first installment will be payable once you have completed 60 days of employment with the Company and the second installment will be payable once you have completed 120 days of employment with the Company.  If you voluntarily terminate your employment with the Company prior to the first anniversary of your first day of employment, you will be required to repay the full amount of the Sign-On Bonus to the Company within 10 days after your termination date.

You will be entitled to participate in the Company’s Annual Bonus Plan, with a bonus target of 40% of your base salary, subject to the achievement of corporate and personal goals.  The annual bonus will be pro-rated for any partial year of employment.

You will also participate in the Company’s complete benefits package, subject to the terms and conditions of each benefit plan.  You will also be entitled to accrue vacation at an annual rate of 20 days per year.  You will also be entitled to enter into the Company’s standard form of Indemnification Agreement.  You may view the details of our current benefit plans at the following website:

https://www.benefitstream.net/customers/

All forms of compensation referred to in this letter agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law.  You agree that the Company does not have a duty to design its compensation policies in a manner that minimizes your tax liabilities, and you will not make any claim against the Company or its Board of Directors related to tax liabilities arising from your compensation.

Your employment is and will continue to be at-will, as defined under applicable law, and that your employment with the Company may be terminated by either party at any time for any or no reason.

Your employment with the Company is contingent upon completion of the Company’s background screening process and, as required by law, on your providing legal proof of your identity and authorization to work in the United States.  To complete the I-9 form, we ask that you bring copies of this documentation on your first day of employment.  Your employment is also contingent upon your starting work with the Company on July 16, 2014.

If you have not already done so, please disclose to the Company any agreements relating to your prior employment that may affect your eligibility to be employed by the Company or limit the manner in which you may be employed.  The Company understands that any such agreements will not prevent you from performing the duties of your position and you represent that such is the case.  You agree not to bring any third party confidential information to the Company, including that of your former employer, and that in performing your duties for the Company you will not in any way utilize any such information.

All our employees are required to sign an Employee Confidentiality and Invention Assignment Agreement.  You will be expected to enter into our standard Employee Confidentiality and Invention Assignment Agreement upon the commencement of your employment.

This letter agreement and the Employee Confidentiality and Invention Assignment constitute the complete agreement between you and the Company, contain all of the terms of your employment with the Company and supersede any prior agreements, representations or understandings (whether written, oral or implied) between you and the Company.  This letter agreement may not be amended or modified, except by an express written agreement signed by both you and a duly authorized officer of the Company.  The terms of this letter agreement and the resolution of any disputes as to the meaning, effect, performance or validity of this letter agreement or arising out of, related to, or in any way connected with, this letter agreement, your employment with the Company or any other relationship between you and the Company will be governed by California law, excluding laws relating to conflicts or choice of law.

This offer will expire at 5:00 p.m. local time on July 15, 2014.  If you elect to accept this offer, please sign and return one copy of this letter to me by fax or by pdf.

Sincerely,

/s/ James A. Schoeneck
James A. Schoeneck
President and Chief Executive Officer

This letter correctly sets forth our agreement:

/s/ Dr. Srinivas G. Rao
Dr. Srinivas G. Rao

Date: July 14, 2014